Exhibit 99.1

Pyramid Breweries Inc. Completes Acquisition of Portland Brewing Company Assets

August 2, 2004

Independent craft brewing pioneer strengthens its position on the West Coast

Portland, Oregon— Seattle-based Pyramid Breweries, Inc. (NASDAQ: PMID) announced today that it has completed its previously announced acquisition of the brewing and brewery-restaurant assets of Portland-based Portland Brewing Company. The move is expected to strengthen Pyramid’s future by combining two operations which complement rather than overlap each other, and is expected to enable the combined company to secure better distribution and retail presence without relinquishing the small-brewery creativity and spirit for which Pyramid Breweries and Portland Brewing are known.

“I think this is a great move for the two small independent craft brewers.” said George Hancock, Pyramid Breweries Inc. Chairman. “With Widmer and Redhook cooperating with Anheuser Busch, Bridgeport owned by the Corona importer and Full Sail brewing Henry Weinhard beer for South African Breweries/Miller, it is tougher for the small independent brewers. Pyramid and Portland Brewery getting together makes us stronger in the market place.”

In the transaction, Pyramid acquired Portland Brewing’s brewery and brewery restaurant assets for total consideration of approximately $4.2 million, consisting of a combination of assumed liabilities, cash, and unregistered Pyramid common stock. The terms of the transaction also include a 5-year earn out which may result in additional payments to Portland Brewing Company based on sales of Portland Brewing brands during the earn-out period. Investors of the Portland Brewing Company will continue to be eligible for their daily free pint for a period of three years.

Pyramid Breweries Inc. intends to invest in the Portland Brewery and increase production from current levels. The restaurant at the Brewery is to be renamed the MacTarnahan Taproom as a tribute to ‘Mac’ MacTarnahan, the inspiration for the beer.

The deal brings together two leading members of the nation’s successful craft brewing industry. Pyramid Breweries, founded in 1984, is among America’s original craft brewers, with a strong position across the West, particularly in Washington and California. Portland Brewing, started brewing in 1986 and is best known for its MacTarnahan’s Scottish-Style Ales, which have consistently been among Oregon’s top beers. Pyramid estimates that with the acquisition of Portland Brewing’s assets, the combined operations will generate an estimated annual revenue exceeding $46 million, operating three production breweries and five brewery-restaurants.

Pyramid is recognized for its innovation and broad portfolio of craft beverages. In 1985, Pyramid was the first craft brewer to specialize in wheat beers and a few years later introduced the first fruit flavored wheat beers. Pyramid’s popular lineup includes Pyramid Hefeweizen, Pyramid Apricot Ale, Coastline Pilsner, Pyramid IPA and two award-winning seasonal beers, Snow Cap Ale and Curve Ball Kolsch. The company operates its brewery-based Pyramid Alehouses for both branding and revenue in Seattle (adjacent Safeco Field), Sacramento, Berkeley and Walnut Creek. Pyramid also entered the non-alcoholic craft beverage segment when, 1997, it acquired the Thomas Kemper Soda Company, and it has since doubled its soda revenues.

Portland Brewing, which operates a brewery and restaurant in Northwest Portland, is recognized for its brewing skill and creativity and its line of MacTarnahan’s Scottish style ales. The company first seized attention in the craft beer industry with MacTarnahan’s Amber Ale. Named after brewery patriarch Robert “Mac” MacTarnahan, MacTarnahan’s Amber Ale developed a strong following in Oregon and beyond, inspiring additional MacTarnahan’s beers including Black Watch Cream Porter and Highlander Pale Ale.

“We had been looking forward to completing this transaction with great anticipation”, said Hancock. “The process of investing in the brewery and the MacTarnahan Taproom is underway and should both improve operations and add more capacity. We will also be investing in marketing for the MacTarnahan brand with a campaign that emphasizes the Scottish roots and independent spirit of Mac MacTarnahan.”

The MacTarnahan marketing campaign, which features an ancient Scottish warrior and the war cry “There’s nay better beer”, was introduced to the trade and media a week ago. New promotional spending will include radio spots, truck graphics, point of sale items and an invitation to beer lovers to help make a radio ad by calling in with their version of “MacTarnahans, there’s nay better beer”.

“The Portland Brewery will continue to brew its lineup of beers from the MacTarnahans, Honu, Buffalo Bills and Portland Brewing brands.” continued Hancock. “The brewery will also produce Pyramid ales for the Oregon market, so production levels are planned to increase. I think there is a very bright future for the Portland Brewery, the MacTarnahan and Pyramid beers and the local people that brew them.” “This transaction will leverage our complementary strengths—the creativity and strong Oregon distribution of Portland Brewing’s operations with Pyramid’s sales, marketing and distribution resources in Washington and California—to drive the success of both Portland Brewing and Pyramid brands,” says Portland Brewing CEO Jerome Chicvara.

About Pyramid:

Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, now produced mainly under the Pyramid, MacTarnahans and Thomas Kemper brand names. The Pyramid Family now includes five breweries, located in Seattle, Washington, Portland, Oregon and Berkeley, Walnut Creek and Sacramento, California, as well as five adjoining restaurants.

For More Information Contact:
Jim Hilger, Chief Financial Officer
Pyramid Breweries, Inc.
(206) 682-8322